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                                                                     Exhibit 4.1

                        AMENDMENT OF GUARANTEE AGREEMENT

         GUARANTEE, dated as of March 15, 2003, made by Foster Wheeler Ltd., a company incorporated under the laws of Bermuda (the "Guarantor") in favor of the FW Preferred Capital Trust I, a business trust organized under the laws of Delaware (the "Trust"). Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Company Guarantee (defined below).

                                W I T E S S E T H

         WHEREAS, pursuant to a declaration of trust, dated as of May 8, 1998, executed by Foster Wheeler LLC (as successor to Foster Wheeler Corporation by operation of merger), a limited liability company organized under the laws of Delaware, (the "Company") and the trustees of the Trust, the Trust has issued 9.00% Preferred Securities, Series I (liquidation amount $25 per preferred security) (the "Trust Preferred Securities");

         WHEREAS, in connection with the issuance by the Trust of the Trust Preferred Securities, the Company provided a guarantee pursuant to a Guarantee Agreement (the "Company Guarantee"), dated as of January 13, 1999, between the Company and the Guarantee Trustee for the benefit of the Holders from time to time of the Trust Preferred Securities (the "Holders") of the Guarantee Payments under the terms and conditions set forth in the Company Guarantee;

         WHEREAS, Section 9.2 of the Company Guarantee provides that the Company Guarantee may be amended in a manner that does not materially adversely affect the Holders without the consent of the Holders;

         WHEREAS, the Company and the Guarantor desire that the Guarantor shall fully and unconditionally, guarantee the Guarantee Payments; and

         WHEREAS, the Company and the Guarantor desire that their obligations shall be joint and several.

         NOW, THEREFORE, in consideration of the foregoing and other benefits accruing to the Guarantor, the receipt and sufficiency of which are hereby acknowledged, the Guarantor hereby makes the following representations and warranties to the Trust and hereby covenants and agrees with the Trust as follows:

         1. Guarantee. The Guarantor fully and unconditionally, and jointly and severally with the Company, guarantees the Guarantee Payments.


         2. Subordination. This Guarantee shall be subordinated and junior in right of payment to all indebtedness of the Guarantor, whether such indebtedness is outstanding on the date hereof or thereafter incurred, to the same extent and in the same manner as the Company's obligations on the Company Guarantee are subordinated pursuant to the terms of Section 6.1 of the Guarantee Agreement.

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         3. Binding Effect. This Guarantee shall be binding upon the Guarantor and its successors and assigns and shall inure to the benefit of the Trust and its successors and assigns.

         4. Amendment; Discharge. Neither this Guarantee nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the parties hereto.

         5. Notices. All notices provided hereunder shall be deemed made when delivered to the principal executive offices of the party to be notified.

         6. Governing Law. This Guarantee shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

         7. Trustee. The Trustee makes no representations as to the validity or sufficiency of this Guarantee. The statements and recitals herein are deemed to be those of the Company and the Guarantor and not of the Trustee.


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         IN WITNESS WHEREOF, the Guarantor had caused this Guarantee to be executed and delivered as of the date first written above.


                                       FOSTER WHEELER LTD.




                                       By:      /s/Thomas R. O'Brien
                                           -------------------------------------
                                              Name:  Thomas R. O'Brien
                                              Title: Senior Vice President

Accepted and Agreed:

BNY MIDWEST TRUST COMPANY,
     as Guarantee Trustee


By:      /s/C. Potter
    ----------------------------------------
      Name:  C. Potter
      Title: Assistant Vice President


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